EXHIBIT (16)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Eaton Vance Tax-Managed Buy-Write Opportunities Fund and Eaton Vance Tax-Managed Buy-Write Strategy Fund, each a Massachusetts business trust (each, a “Fund”), do hereby severally constitute and appoint Jill R. Damon, Thomas E. Faust Jr., James F. Kirchner, Deidre E. Walsh, Nicholas S. Di Lorenzo (effective upon his appointment as an officer) or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, Registration Statements on Form N-14 related to the reorganization of Eaton Vance Tax-Managed Buy-Write Strategy Fund with and into Eaton Vance Tax-Managed Buy-Write Opportunities Fund and any and all amendments, supplements, proxy materials or other instruments in connection therewith filed by a Fund with the Securities and Exchange Commission in respect of any class of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ Edward J. Perkin Edward J. Perkin	President and Principal Executive Officer	November 18, 2022
/s/ James F. Kirchner James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	November 18, 2022
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	November 18, 2022
/s/ Mark R. Fetting Mark R. Fetting	Trustee	November 21, 2022
/s/ Cynthia E. Frost Cynthia E. Frost	Trustee	November 18, 2022
/s/ George J. Gorman George J. Gorman	Trustee	November 18, 2022
/s/ Valerie A. Mosley Valerie A. Mosley	Trustee	November 18, 2022
/s/ Keith Quinton Keith Quinton	Trustee	November 18, 2022
/s/ Marcus L. Smith Marcus L. Smith	Trustee	November 18, 2022
/s/ Susan J. Sutherland Susan J. Sutherland	Trustee	November 18, 2022
/s/ Scott E. Wennerholm Scott E. Wennerholm	Trustee	November 18, 2022
/s/ Nancy A. Wiser Nancy A. Wiser	Trustee	November 18, 2022